EXHIBIT 77.H


77.H	CHANGES IN CONTROL OF REGISTRANT

Small Cap Fund (series #01):

No client had controlling interest in this fund.


International Stock Fund (series #02):

Controlling interest stayed with Lumber Industry
Pension Fund at 29.1% with no other client holding more than 25% of the fund.

High Yield Fund (series #03):

No client had controlling interest in this fund.


Short Term Bond Fund (series #04):

As of 10/31/01, Oregon Health Science University
Foundation had 39.1% control of this fund. During the 6 month period since 10/31/01, the shares invested in the fund almost doubled. Because of this change in total holdings in the fund, Oregon
Health Science University now only holds 22.1% of the fund so no longer has a controlling interest in the fund.

No other clients held more than 25% of the fund.


Fixed Income Securities Fund (series #05)

Controlling interest stayed with Local Union 191
IBEW Joint Trust Funds at 34.5% with no other client holding more than 25% of the fund.


International Bond Fund (series #06)

No clients were invested in this fund.


Small/Mid Cap Fund (series #07)

No client had controlling interest in this fund.



Strategic Equity Fund (series #08)

As of 10/31/01, Willamette University had 93.5% of the holdings of this fund that was brand new on 10/9/01. During the past 6 months, many more have invested in this Fund. Willamette University still has the controlling interest in this Fund but it is now at 39.0%.

No other clients held more than 25% of the fund.